Exhibit 99.1

FOR IMMEDIATE RELEASE

Teladoc Health to Acquire InTouch Health

Acquisition creates clear leader in providing virtual care solutions for both hospitals & health systems

Combination broadens advanced clinical use cases to be enabled for expanded care delivery both inside & outside the hospital

Acquisition expected to strengthen Teladoc Health long-term revenue growth

PURCHASE, NY, January 12, 2020 -- Teladoc Health, Inc. (NYSE: TDOC), the global leader in virtual care, today announced it has entered into a definitive agreement to acquire InTouch Health, the leading provider of enterprise telehealth solutions for hospitals and health systems. This acquisition positions Teladoc Health as the partner of choice for health systems seeking a single solution for their entire virtual care strategy, and establishes the company as the only virtual care provider covering the full range of acuity – from critical to chronic to everyday care – through a single solution across all sites of care worldwide.

“Today marks a bold leap forward in Teladoc Health’s mission to transform how high-quality healthcare is accessed and experienced, making virtual care available for patients with even the most critical care needs,” said Jason Gorevic, chief executive officer, Teladoc Health. “Bringing these companies together will make Teladoc Health the clear virtual care leader across every front door of healthcare, further accelerating the adoption and impact of virtual care for millions of people around the world.”

This announcement comes at a time when demand for virtual care services within the provider market is poised for significant growth, as favorable reimbursement tailwinds increasingly equip hospitals and health systems to fully realize the value of virtual care. According to 2019 JPMorgan research, 40% of hospitals surveyed reported planning to increase their budgets for telemedicine solutions. With 61% of hospital revenue forecasted to come from managed and value-based care models by 2021, (L.E.K. 2018 Hospital Study Survey), virtual care will be a crucial strategy to improve consumer engagement, ensure consistent quality and manage health care’s rising costs.

Health System’s Single Solution for All Virtual Care Needs

Partnered with more than 450 hospitals and health systems with more than 14,500 physician users globally, and supporting 40+ clinical use cases, InTouch Health provides an award-winning, integrated suite of technology, software, purpose-built devices and a secure global network offering a high-quality managed experience for global health care providers. Together with Teladoc Health, the newly combined entity will be uniquely equipped to meet the growing needs of the provider market with one single, integrated solution spanning both consumer and provider-to-provider applications.

“Now is the perfect time for us to join together with Teladoc Health and deliver to hospitals and health systems everywhere what they've been asking for – a single, enterprise solution to support their virtual care strategies and enable them to better engage with patients at every point along their healthcare journey,” said Joseph M. DeVivo, chief executive officer at InTouch Health. “Whether it's extending clinical capabilities, augmenting physician resources or supporting optimized outcomes, we are that trusted single partner to support them.”

Expanding Care Capabilities and Supporting improved Outcomes

Virtual care will increasingly be adopted to improve patient outcomes as the need for care is expected to increase, driven by aging populations and the increasing prevalence of chronic diseases. Teladoc Health will be uniquely equipped to redefine the standard for where critical and specialty care can be accessed through a single virtual care solution that delivers longitudinal patient care – from the everyday to the most complex – anywhere, anytime. From stroke care to cardiology and more, this unmatched range of capabilities will enable clinicians to provide the best patient care both in medical facilities, as well as new locations such as home, transport and retail.

“With a continued focus on extending virtual care to new settings, expanding access and improving care coordination, our unmatched capabilities will extend both inside and outside the four walls of the hospital and empower care providers and patients alike,” added Gorevic.

Transaction Summary

The transaction is expected to close by the end of Q2, subject to customary closing conditions. Under the terms of the agreement, the purchase price of $600 million will consist of approximately $150 million in cash and $450 million of Teladoc Health common stock. Lazard acted as sole financial advisor and Latham & Watkins LLP acted as legal advisor to Teladoc Health in the transaction. J.P. Morgan acted as sole financial advisor and Wilson Sonsini Goodrich & Rosati LLP acted as legal advisor to InTouch Health.

Financial Reporting and Business Outlook

InTouch Health is expected to generate 2019 revenues of approximately $80 million, growing approximately 35% versus the prior year.1  Upon closing of the transaction, Teladoc Health will provide an updated full-year 2020 financial outlook and guidance for the combined company after adopting recent U.S. GAAP accounting pronouncements as well as completing valuation and related purchase accounting considerations for InTouch Health.

Management Presentation

Teladoc Health management will provide additional details of the InTouch Health acquisition during the company’s presentation at the 38th Annual J.P. Morgan Healthcare Conference in San Francisco on Monday, January 13, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live webcast of the presentation and supplemental presentation materials will be available on the investor relations section of the company’s website at ir.teladoc.com.

1 Management estimates based on unaudited financial results.

About InTouch Health

InTouch Health, ranked 2019 Best in KLAS for Virtual Care Platforms, is a telehealth services company that offers healthcare providers solutions to efficiently deliver virtual care for a broad array of use cases and healthcare environments. InTouch Health provides a reliable, dedicated cloud-based network and virtual care solutions designed to ensure connectivity for health systems, providers, and patients at all times. Today, InTouch Health supports more than 3,600 care locations around the world – including many of the top 20 U.S. health systems – as they deploy telehealth programs across their enterprises. To learn more, please visit www.InTouchHealth.com.

About Teladoc Health

A mission-driven organization, Teladoc Health, Inc. is successfully transforming how people access and experience healthcare, with a focus on high quality, lower costs, and improved outcomes around the world. Ranked #1 among direct-to-consumer telehealth providers in the J.D. Power 2019 U.S. Telehealth Satisfaction Study, the integrated services from Teladoc Health include telehealth, expert medical services, AI and analytics, and licensable platform services. With more than 2,400 employees, the organization delivers care in 130 countries and in more than 30 languages, partnering with employers, hospitals and health systems, and insurers to transform care delivery. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

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Media Contacts:

Alex Newby

Revive Health, a Weber Shandwick company

859-753-5531

an@thinkrevivehealth.com

Courtney McLeod
Director of Communications
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cmcleod@teladochealth.com

Investor Contact:

Patrick Feeley

Vice President of Investor Relations

914-265-7925

pfeeley@teladochealth.com